Exhibit 10.1
October 16, 2017
Carol Lowe

Dear Carol,

On behalf of FLIR Systems, Inc. (“FLIR” or the “Company”), it is a pleasure to offer you the position of Executive Vice President and Chief Financial Officer reporting to the President and Chief Executive Officer. The scope of this role includes, but is not limited to, primary contact to the Company’s Audit Committee of the Board of Directors and leading FLIR’s controller organization, SEC reporting, financial planning and analysis function, tax, treasury, IT, internal audit, global shared services, and investor relations. In this position, you will be classified as an exempt employee. This offer consists of:
Salary: A starting bi-weekly base salary of $25,000 based on a full-time schedule. This amount is equivalent to an annualized base salary of $650,000 subject to periodic performance and market adjustments, but in no case will such base salary be decreased.
Equity: Subject to approval by the Compensation Committee of FLIR’s Board of Directors, you will receive an equity award of restricted stock units (RSUs) with a market value on the date of grant of approximately $2,500,000. Your award will be granted within seven (7) business days of your date of hire with the Company and will vest annually over a 3-year period from the date of grant, subject to your continued employment. Your position also qualifies for participation in our annual LTIP program. This annual program is subject to performance and the approval of the Compensation Committee of the Board of Directors. You will be eligible to receive an equity grant in 2018 having a grant date economic value of not less than $1,500,000, with grant types and performance criteria as determined by the Compensation Committee in accordance with the Company’s executive long-term incentive program. Your annual target grant value, which may be modified by the Compensation Committee, is currently set at $1,500,000. The annual program may be comprised of performance and time-based equity as well as stock options.
Bonus: You will be eligible to participate in our FY-2018 company-wide bonus program. Your target bonus will be 85% of your base salary. Termination of employment from the Company either on a voluntary or involuntary basis prior to bonus payment nullifies participation in this discretionary bonus program with the exceptions of termination following a “Change of Control”, or termination without “Cause” or for “Good Reason” as defined in attachment A.
Equity Make-Whole Bonus: You will receive a one-time make-whole bonus of $2,500,000 payable in January 2018. In the event that you voluntarily terminate your employment before completing eighteen (18) months of service with the Company, you agree to repay your signing bonus pro-rated based on your length of service with service beginning on your start date with FLIR.
Auto Allowance: You will also receive a monthly auto allowance of $1,500.

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Change of Control Agreement: You will receive the same change of control benefits as the other executive officers in the form of agreement shown in Attachment A.
Benefits: FLIR provides a comprehensive healthcare package, a 401(k) plan, an educational assistance program, life & disability insurance and many other benefits. Your life & disability insurance benefits will be effective on your first day of employment and your health benefits will become effective the first day of the month following your date of hire. You will receive more information about the FLIR benefits program upon your arrival. You shall earn personal time off in accordance with the Company’s policies regarding paid time off that are applicable to the Company’s executive officers.
Relocation: You will be reimbursed for the cost of relocation, including the cost of reasonable temporary living expenses for up to two years and any loss on sale of your current residence.
FLIR has an Automatic Enrollment feature as part of our 401(k) Savings Plan. This means that upon completion of your 60th day as a FLIR employee, FLIR will automatically begin deducting 5% from your paychecks and deposit those funds into a Fidelity 401(k) Account in your name. If you do not wish to participate in the Plan or want to increase or decrease your deduction percentage, you will need to contact Fidelity directly before your 60th day with FLIR. Fidelity contact information will be provided to you at your Benefits Orientation within one week of your start date.
Please recognize that this offer letter is not a contract of employment for any specific or minimum term and that the employment FLIR offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and FLIR likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and our at-will relationship may not be modified except by a formal written employment contract signed by the Company’s CEO. In the event of a termination of your employment with the Company outside of a Change of Control, and without “Cause” or for “Good Reason” (definitions in Attachment A), we will provide you with a severance of twelve (12) months base salary, an annual bonus at not less than target of 85% of base salary for the year in which such termination occurs and health benefits including paying COBRA premiums for twelve (12) months. In addition, all equity awards granted to you shall accelerate and immediately vest. The Equity Make Whole Bonus of $2,500,000 shall also immediately vest without obligation for repayment. Severance benefits are conditioned upon your signing and not revoked a general release and separation agreement, in form and substance acceptable to the Company.
This employment offer is also contingent upon your successful completion of the following:
A pre-employment background screening: The screening will be conducted by HireRight which researches your background information at our request. Our objective is to complete this process quickly. If you haven't already, you will receive an email from HireRight with instructions to log-on and enter your information into their secure website database. If a HireRight associate contacts you for additional information during the verification process, please return their call or email promptly.
A pre-employment drug test: The drug test must be completed within 1 week of accepting this offer. Failure to pass or refusal to take a drug test will result in the withdrawal of our employment offer. You will receive an email from HireRight with instructions on completing this process.

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I-9 and confirmation of employment eligibility: In compliance with the Immigration Reform and Control Act of 1986, FLIR is required to verify the identity and work authorization of each employee hired to work in the United States. To aid you in complying with this requirement, we have enclosed a list of the legally acceptable documents you can select from to establish your identity and work authorization. Please bring the appropriate documents with you on your first day of employment. Please be aware that FLIR Systems, Inc. also participates in the United States Department of Homeland Security’s E-Verify program. Under this program, FLIR will provide the Social Security Administration and, if necessary, the Department of Homeland Security, information from each new employee’s form I-9 to confirm work authorization.
Signing the enclosed FLIR Confidentiality and Proprietary Rights Agreement: Among other things, the agreement requires nondisclosure of Company confidential information and documents the ownership of prior inventions. FLIR requires that all employees sign this document prior to commencement of employment. Please sign and return the agreement with your signed offer letter or bring it with you on your first day of employment.
Completing the enclosed U.S. Person Verification Form: FLIR requires that all employees complete this document prior to commencement of employment. Please complete the form, attach the required backup, scan and email to verification@flir.com at your earliest opportunity.
You may confirm your acceptance of this offer by signing this letter where indicated and returning it to me, with the signed copy of the Confidentiality and Proprietary Rights Agreement. Your response is appreciated no later than October 20, 2017. If you have any question or concerns with this offer, please don’t hesitate to call me at (503) 349-1094. Your start date is anticipated to be November 27, 2017.
Congratulations, Carol. Our talks with you have left us excited about the prospects of you becoming a member of the FLIR executive team. We believe that we will offer you a challenging opportunity and know that you will be committed to contributing to the continued success of FLIR.
Once again, we are pleased to welcome you aboard and look forward to seeing you on your first day.
Sincerely,

/s/ Paul Sale

Paul Sale
Senior Vice President, Chief HR Officer
I accept FLIR’s offer of employment under the terms outlined in this letter.

/s/ Carol Lowe         5/19/2017
Name: Carol Lowe        Date:

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